GeneDx Regains Compliance with NASDAQ Minimum Bid Price Requirement

STAMFORD, CT — May 22, 2023 — GeneDx (Nasdaq: WGS), a leader in delivering improved health outcomes through genomic and clinical insights, today announced that it had received a letter from The Nasdaq Stock Market LLC (“Nasdaq”) stating that, because the Company’s Class A common stock had a closing bid price at or above $1.00 per share for a minimum of ten (10) consecutive business days, the Company had regained compliance with the minimum bid price requirement of $1.00 per share for continued listing on the Nasdaq Global Select Market, as set forth in Nasdaq Listing Rule 5450(a)(1), and that the matter is now closed.

As previously disclosed, the Company was notified on December 28, 2022 that its common stock failed to maintain a minimum bid price of $1.00 or more over the previous 30 consecutive business days, as required by the Nasdaq Listing Rules. Following a 1-for-33 reverse stock split, the Class A common stock opened for trading on the Nasdaq Global Select Market on a split-adjusted basis on May 4, 2023.
Forward-Looking Statements
This press release contains certain forward-looking statements within the meaning of the federal securities laws, including statements concerning expectations regarding the effect of the reverse stock split including its impact on the stock price and continued listing on the Nasdaq Global Select Market. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this press release. You should carefully consider the risks and uncertainties described in the “Risk Factors” section of our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the U.S. Securities and Exchange Commission (the “SEC”) on March 16, 2023, and other documents filed by us from time to time with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and we assume no obligation and do not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise. We do not give any assurance that we will achieve our expectations.
About GeneDx

GeneDx, (Nasdaq: WGS) delivers personalized and actionable health insights to inform diagnosis, direct treatment and improve drug discovery. The company is uniquely positioned to accelerate the use of genomic and large-scale clinical information to enable precision medicine as the standard of care. GeneDx is at the forefront of transforming healthcare through its industry-leading exome and genome testing and interpretation, fueled by one of the world’s largest rare disease data sets. For more information, please visit genedx.com and connect with us on LinkedIn, Facebook, and Instagram.

Investor Relations Contact:
Tricia Truehart
investors@GeneDx.com

Media Contact:
Maurissa Messier
press@GeneDx.com